CYCLO3PSS
                              The Ozone Company
                            Cyclo3pss Corporation
                             3646 West 2100 South
                          Salt Lake City, Utah 84120
                             Phone: (801)972-9090
                             Fax: (801) 972-9092
                           http://www.cyclopss.com




Dear Johanna McCann;


      This letter is written confirmation of the verbal agreement entered into between CYCLOPSS and yourself on February 4th, 2000.

      Under the terms negotiated you have agreed to receive 100,000 shares CYCLOPSS restricted common stock, in lieu of cash for the payment of services rendered in assisting the Company by increasing it's utilization and corporate presence on the Internet and Company Website.

       The Company has further agreed to pay up to an additional 100,000 shares of stock, at it's discretion, based upon additional performance by you in the above related areas.

      The Company additionally agrees that as soon as is practical it file the necessary documents with the SEC required to register the shares subject to this agreement.

      This constitutes the total agreement between the parties. If you are in agreement please indicate by affixing your signature below.

Sincerely,

/s/ William R. Stoddard
-----------------------
William R. Stoddard
President & CEO


/s/ Johanna McCann
----------------------------------------------------
Johanna McCann

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